Exhibit 99.24(b)(8)(c)(1)

AMENDMENT TO PARTICIPATION AGREEMENT

Among

VARIABLE INSURANCE PRODUCTS FUND III,

FIDELITY DISTRIBUTORS CORPORATION

And

SOUTHERN FARM BUREAU LIFE INSURANCE COMPANY

THIS AMENDMENT is made and entered into as of the 20th day of March, 2008 (hereinafter the “Effective Date”) by and among Southern Farm Bureau Life Insurance Company (hereinafter the “Company”), a Mississippi insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A to the Participation Agreement as amended by the First Amendment, and Variable Insurance Products Fund III, an unincorporated business trust organized under the laws of the commonwealth of Massachusetts (hereinafter the “Fund”), and Fidelity Distributors Corporation (hereinafter the “Underwriter”), a Massachusetts corporation.

WHEREAS, the Company, the Fund and the Underwriter entered into a Participation Agreement dated July 30, 1999 (herein the “Participation Agreement”), to facilitate the purchase by the Company, on behalf of certain segregated asset accounts of the Company, shares in certain portfolios of securities managed by the Fund;

WHEREAS, the Company, the Fund and the Underwriter entered into an Amendment to Participation Agreement dated September 18, 2001 (herein the “First Amendment”), to amend certain provisions of the Participation Agreement;

WHEREAS, the Company, the Fund and the Underwriter entered into an Amendment to Participation Agreement dated March 10, 2006, to further amend certain provisions of the Participation Agreement; and

WHEREAS, the Company, the Fund and the Underwriter desire to further amend certain provisions of the Participation Agreement;

NOW THEREFORE, for and in consideration of the mutual promises of the parties and other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the Company, the Fund and the Underwriter hereby agree as follows:

1.     Schedule C to the Participation Agreement is hereby amended by substituting in its place and stead Schedule C attached hereto and made a part hereof.

2.     Except as hereinabove expressly modified or amended, all of the terms and conditions contained in the Participation Agreement, as previously amended, shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed in its name and on its behalf by its duly authorized representative as of the Effective Date.

SOUTHERN FARM BUREAU LIFE
INSURANCE COMPANY

By:	/s/ Joseph A. Purvis
Name: Joseph A. Purvis
Title: Senior Vice President, General Counsel and Secretary

VARIABLE INSURANCE PRODUCTS FUND III

By:	/s/ Kimberly Monasterio
Name: Kimberly Monasterio
Title: Treasurer and Senior Vice President

FIDELITY DISTRIBUTORS CORPORATION

By:	/s/ Bill Loehning
Name: Bill Loehning
Title: Executive Vice President

SCHEDULE C

Other investment companies currently available under variable annuities or variable life insurance issued by the Company:

T. Rowe Price Equity Series, Inc.

T. Rowe Price Fixed Income Series, Inc.

Franklin Templeton Variable Insurance Products Trust

Participation Agreement Amend Sch C  2008